This is a joint press release by Oak Leaf B.V. and D.E Master Blenders 1753 N.V. pursuant to the provisions of Section 7, paragraph 1 sub a of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft) in connection with the intended public offer by Oak Leaf B.V. for all the issued and outstanding ordinary shares in the capital of D.E Master Blenders 1753 N.V. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in D.E Master Blenders 1753 N.V. Any offer will be made only by means of an offer memorandum.

Press Release

Update intended offer by Joh. A. Benckiser-led investor group for
D.E MASTER BLENDERS 1753

Amsterdam / Haarlem, May 10, 2013 – Reference is made to the joint press release by Oak Leaf B.V. (the “Offeror”), a newly incorporated company that is wholly owned by a Joh. A. Benckiser ("JAB") led investor group, and D.E MASTER BLENDERS 1753 N.V. (“D.E MASTER BLENDERS 1753") dated 12 April 2013 in respect of the intended public cash offer for all issued and outstanding ordinary shares in the capital of D.E MASTER BLENDERS 1753 at an offer price of € 12.50 (cum dividend) for each D.E MASTER BLENDERS 1753 ordinary share (on a fully diluted basis), subject to customary conditions (the "Offer").

Pursuant to the provisions of Section 7, paragraph 1 sub a of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft) requiring a public announcement within four weeks following the announcement of an intended public offer to provide a status update, the Offeror and D.E MASTER BLENDERS 1753 provide the following joint update.

The Offeror and D.E MASTER BLENDERS 1753 confirm that the companies are making good progress on the preparations for the Offer. The Offeror expects to submit a request for review and approval of its Offer Memorandum with the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, "AFM") shortly but in any event by July 5, 2013, which is the date by which under Dutch law a request for approval must be submitted to the AFM. The U.S. Securities and Exchange Commission (the "SEC") will also have an opportunity to review the Offer Memorandum.

For more information

D.E MASTER BLENDERS 1753
Contact	Investor Relations	Corporate Communications
	Robin Jansen	Michiel Quarles van Ufford
	+31 20 558 1014	+31 20 558 1080
	investor-relations@DEMB.com	media-relations@DEMB.com

The Offeror
Contact	European Media: Hill+Knowlton Strategies	US Media: Abernathy McGregor Group
	Ingo Heijnen or Sabine Post	Tom Johnson
	+31 20 404 47 07	+1 212 371-5999

Important information for D.E MASTER BLENDERS 1753 shareholders

The information in this press release is not intended to be complete and for further information explicit reference is made to the Offer Memorandum, which is expected to be published in June 2013. The Offer Memorandum will contain details of the intended Offer.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities, including shares in D.E MASTER BLENDERS 1753. The public offer for the issued and outstanding ordinary shares of D.E MASTER BLENDERS 1753 described in this announcement has not commenced. At the time the Offer is commenced, the Offeror will file a Tender Offer Statement on Schedule TO with the SEC, and D.E MASTER BLENDERS 1753 will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer.

The Tender Offer Statement (including an offer memorandum (containing information required by the AFM as well as by the SEC), a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, will contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials and other documents filed or furnished by the Offeror or filed or furnished by D.E MASTER BLENDERS 1753 with the SEC will be available at no charge on the SEC’s web site at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of these materials filed by D.E MASTER BLENDERS 1753 by contacting Investor Relations by mail at Oosterdokstraat 80, 1011 DK Amsterdam, the Netherlands, by email at investor-relations@demb.com or by telephone at +31 20 558 1015.

The distribution of this press release may in some countries be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

To the fullest extent permitted by applicable law, the Offeror and D.E MASTER BLENDERS 1753 disclaim any responsibility or liability for the violation of any such restrictions by any person. Any failure to comply with these restrictions may constitute a violation of the securities laws in one or more of those jurisdictions. Neither the Offeror, nor D.E MASTER BLENDERS 1753, nor any of their advisers assumes any responsibility for any violation by any person of any of these restrictions. Any D.E MASTER BLENDERS 1753 shareholder who is in any doubt as to his/her position should consult an appropriate professional adviser without delay.

Forward looking statements

This press release may include “forward-looking statements” and language indicating trends, such as “anticipated” and “expected”. Although the Offeror and D.E MASTER BLENDERS 1753 believe that the assumptions upon which their respective financial information and their respective forward-looking statements are based are reasonable, they can give no assurance that these assumptions will prove to be correct. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the control of D.E MASTER BLENDERS 1753, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Offer, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies, the risk that an Offer condition to the Offer may not be satisfied, the ability of D.E MASTER BLENDERS 1753 to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the tender offer, and other factors described in “Risk Factors” and “Forward Looking Statements” in D.E MASTER BLENDERS 1753’s Annual Report on Form 20-F for the fiscal year ended June 30, 2012 and reports on Form 6-K thereafter. Neither the Offeror nor D.E MASTER BLENDERS 1753, nor any of their advisers accepts any responsibility for any financial information contained in this press release relating to the business or operations or results or financial condition of the other or their respective groups.

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About Joh. A. Benckiser
Joh. A. Benckiser comprises a privately-owned affiliated group of companies focused on long term investments in companies with premium brands in the Fast Moving Consumer Goods category. The JAB-group's portfolio includes a majority stake in Coty Inc., a global leader in beauty, a majority stake in Peet's Coffee & Tea Inc., a premier specialty coffee and tea company, a majority stake in Caribou Coffee Company, Inc., a specialty retailer of high-quality premium coffee products and a minority stake in Reckitt Benckiser Group PLC, a global leader in health, hygiene and home products. JAB also owns Labelux, a luxury leather goods company with brands such as Jimmy Choo, Bally and Belstaff. The assets of the group are overseen by its three senior partners, Peter Harf, Bart Becht and Olivier Goudet.

About D.E MASTER BLENDERS 1753
D.E MASTER BLENDERS 1753 is a leading pure-play coffee and tea company that offers an extensive range of high-quality, innovative products through well-known brands such as Douwe Egberts, Senseo, L’OR, Pilão, Merrild, Moccona, Pickwick and Hornimans in both retail and out of home markets. The company holds a number of leading market positions across Europe, Brazil, Australia and Thailand and its products are sold in more than 45 countries. D.E MASTER BLENDERS 1753 generated sales of more than € 2.7 billion in fiscal year 2012 and employs around 7,500 people worldwide. For more information, please visit www.demasterblenders1753.com.